FUND ESCROW AGREEMENT

THIS AGREEMENT made and entered into this ___April 21, 2000___, by and between ____Mandalay Ventures, Ltd.________________________, whose principal executive address is __925 W. Georgia Street, Suite #1304, Vancouver, BC V6C 3L2___ (the "Company"); and Southwest Escrow Company, whose address is 401 North Buffalo Drive, Suite 205, Las Vegas, Nevada 89145 ("Escrow Agent").

WITNESSETH:

WHEREAS, the Company desires to make an interstate public offering (the "Offering") of its securities consisting of _2,400,000__ shares under an arrangement whereby the securities are to be offered to investors through the Company at the offering price of __$0.05__ cents per share; and

WHEREAS, the Offering is to be made in accordance with Regulation SB in accordance with Section 8(a) of the Securities Act of 1933 (the "Act") and the Offering will be registered in the States of Nevada, Arizona, Utah and Florida as soon as practicable from the date of effectiveness as notified by the Securities and Exchange Commission ("SEC"); and

WHEREAS, the Company intends to sell the securities as the Company's agent on a best-efforts basis; and

WHEREAS, the parties wish to make provision to impound the gross proceeds from the sale of _2,400,000_ shares subscribed in the Offering in escrow, which gross proceeds are to be released to the Company only in the event of the sale of __500,000___ shares, within the time set forth herein, and otherwise the escrowed proceeds are to be returned by the Escrow Agent in accordance with the terms and conditions set forth herein.

WHEREAS, the company and the Escrow Agent desire to enter into an agreement with respect to the above-described escrow.

NOW, THEREFORE, in consideration of the foregoing and mutual promises and covenants contained herein, it has been and IT IS HEREBY AGREED as follows.

    Establishment of Escrow Account. On or prior to the date of the commencement of the Offering, the parties shall establish a non-interest bearing escrow account with the Escrow Agent, which escrow account shall be entitled _ Mandalay Ventures, Ltd.__, Escrow Account and shall be located at Southwest Escrow Company (the "Escrow Account"). Any checks received that are made payable to a party other than Southwest Escrow Company shall be returned to the investor who submitted the check.

    Accounting for Escrow Funds. The Company agrees that it shall promptly deliver all monies received from subscribers for the payment of the Securities to the Escrow Agent for deposit in the Escrow Account together with a written account of each sale, which account shall set forth, among other things, the subscriber's name and address, the number of securities purchased, the amount paid therefor, and whether the consideration received was in the form of a check, draft, money order or wire. All monies so deposited in the Escrow Account are hereinafter referred to as the "Escrow Amount."

    Deposits into the Escrow Account. All proceeds delivered to the Escrow Agent pursuant hereto shall be deposited immediately by the Escrow Agent in the Escrow Account. The Escrow Account shall be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts.

    Rights of the Escrow Funds. During the Escrow Period (as hereinafter defined), the Company is aware and understands that all proceeds deposited in the Escrow Account shall not become the property of the Company or other entity, or be subject to the debts of the Company or any other entity. Except as expressly provided herein with respect to payments by the Escrow Agent to the Company, the Escrow Agent shall make or permit no disbursements from the Escrow Account.

    The Escrow Period. The Escrow Period shall begin with the effective date of the Offering (the "Effective Date") and shall terminate on the first to occur of the following dates:

    The date upon which the Escrow Agent confirms that it has received in the Escrow Account gross proceeds of $__25,000_____ in deposited funds; or

    The Company fully subscribes $___120,000_______ of its Offering; or

    On or before 180 days from the effective date of the Offering; or

    The date upon which a determination is made by the Company to terminate the offering period to receipt of $___25,000_____ in collected funds.

    Disbursements from the Escrow Account. Upon obtaining the occurrence of either of the events set forth in paragraphs 5A, 5B or 5C above, this escrow will terminate and the proceeds on deposit shall be delivered to or on behalf of the Company as directed by the Company's counsel or designated principal officer. In no event shall the Escrow Agent release to the Company funds held in escrow until $__25,000___ in collected funds are in escrow. For purposes of this Agreement, the term "collected funds" shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are in the form of cash.

    In the event the Escrow Period terminates because __500,000___ shares are not sold on or before the date specified in paragraph 5C above, then the Escrow Agent shall within ten days of receipt of its mailing fee as described in paragraph 10, return to each of the subscribers of the Company's securities the amounts paid in by them, without any deductions and without any interest earned or expenses to the subscriber, and the Escrow Agent shall notify the Company its distribution of the funds. Each amount paid or payable to each subscriber pursuant to this paragraph shall be deemed to be the property of the subscriber, free and clear of any or all claims of the Company or of any of its creditors, and the respective agreements to purchase the Company's securities made and entered into the Offering shall thereupon be deemed ipso facto, to be canceled without further liability of said subscribers to pay for the securities purchased. At such times as the Escrow Agent shall have made all the payments and remittances provided for in this paragraph, the Escrow Agent shall be completely discharged and released of any and all further liabilities and responsibilities hereunder.

    If at any time prior to the termination of this escrow the Escrow Agent is advised by the Nevada, Arizona, Utah and/or Florida Securities Administrators that a stop order has been issued with respect to the Registration Statement, the Escrow Agent shall, upon receipt of its mailing fee described paragraph 10, thereon return all funds to the respective subscribers.

    Discretion of Escrow Agent. The Escrow Agent, in its actions pursuant to this Agreement, shall be fully protected in every reasonable exercise of its discretion and shall have no obligations hereunder either to the Company or to any other party, except as expressly set froth herein.

    It is understood and agreed that the duties of the Escrow Agent are entirely ministerial, being limited to receiving monies from the Company and holding and disbursing such monies in accordance with this Agreement.

    Investment of Escrow Amount. The Escrow Agent may invest the Escrow Amount only in such accounts or investments as the Company may specify by written notice. The Company may only specify investment in (1) Federal Deposit Insurance Corporation insured bank accounts, (2) bank money-market accounts, (3) short-term certificates of deposit issued by a bank, or (4) short-term securities issued or guaranteed by the U.S. Government. The Escrow Agent shall keep accurate records of such funds, and upon request, provide the Company, the Securities and Exchange Commission or any State Securities Administrator, an account with respect thereto.

    Collection Procedure. The Escrow Agent is hereby authorized to forward each check for collection and upon collection of the proceeds of each check, deposit the collected proceeds in the Escrow Account. As an alternative, the Escrow Agent may telephone the bank in which the check is drawn to confirm that the check has been paid.

    Any check returned unpaid to the Escrow Agent shall be returned to the investor that submitted the check. In such cases, the Escrow Agent will promptly notify the Company of such return.

    If the Company rejects any subscription for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected subscriber. If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the subscriber's check for collection, the Escrow Agent shall promptly issue a check in the amount of the subscriber's check to the rejected subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted a rejected subscriber's check for collection, the Escrow Agent shall promptly remit the subscriber's check directly to the subscriber.

    Escrow Fees. The fee of the Escrow Agent is a minimum of $__750.00___; receipt of which is hereby acknowledged. In addition, if the minimum offering amount of $__25,000____ is not received in escrow within the escrow period and the Escrow Agent is required to return funds to investors as provided in paragraph 6, or Escrow Agent receives a stop order as provided in Paragraph 6, the Escrow Agent shall receive a fee of $_10.00_ per check for such service, which fee shall be paid in advance of any refund mailing by Escrow Agent. The fee agreed upon for services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Agreement; however, in the event the conditions of this Agreement are not fulfilled, or the Escrow Agent performs any material service not contemplated by this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification thereof, or if any material controversy arises hereunder, or the Escrow Agent is made party to or justifiably intervenes in any litigation pertaining to this Agreement, or the subject matter hereof, the Escrow Agent shall be fully reimbursed for all such extraordinary expenses, including reasonable attorney's fees, and all extraordinary expenses shall be paid by the Company.

    Expenses of Escrow Agent. If it is necessary for the Escrow Agent to return funds to the purchasers of the Securities, the Company shall pay to the Escrow Agent an amount sufficient to reimburse it for its actual cost in disbursing such funds. However, no such fee, reimbursement for costs and expenses indemnification for any damages incurred by the Escrow Agent, or any monies whatsoever shall be paid out of, or be chargeable to, the funds on deposit in the Escrow Account.

    Limitation of Liability of Escrow Agent. In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for willful default or negligence, and it shall, accordingly, not incur any such liability with respect to: (i) any action taken or omitted in good faith upon advice of its counsel or counsel for the Company given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement; or (ii) any action taken or omitted in reliance upon any instrument, including the written advice provided for herein, not only as to its due execution and the validity and effectiveness of its provisions, but also as the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

    Indemnity of Escrow Agent. The Company hereby agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including any litigation arising from this Agreement or involving the subject matter hereof.

    Disputes. In the event that a dispute arises as to the terms of this Agreement, the Escrow Agent shall be entitled to deposit, in the nature of any interpleader action, any documents or proceeds then held by such Escrow Agent with any court of competent jurisdiction within the State of Nevada.

    Entire Agreement. This is the entire Agreement of the parties. Any other agreements of any nature whether oral or written not contained herein are expressly made null and void.

    Governing Law. This Agreement shall be governed by the laws of the State of Nevada.

IN WITNESS WHEREOF, the Company, and the Escrow Agent have executed this Fund Escrow Agreement on the day and year first above-written.

MANDALAY VENTURES, LTD.

By:_/s/ Tony M. Ricci____ _______________

Tony M. Ricci, President, CEO and Director

Mandalay Ventures, Ltd.

SOUTHWEST ESCROW COMPANY

By:_/s/ Dale E. Puhl_____ ______________

Dale E. Puhl, President